Exhibit 99.1

Mr. Cooper Group Reports Second Quarter 2019 Financial Results

  Generated record Originations pretax income of $118 million on record funded volume of $10 billion
  Grew servicing portfolio to $644 billion, up 2% quarter-over-quarter
  Xome reported pretax income of $7 million and pretax operating income of $10 million, due to significant progress in integrating Assurant Mortgage Solutions (AMS)
  Reported pretax loss of $(117) million or EPS of $(0.96) per share driven by $(231) million mark-to-market and pretax operating income of $118 million
  Completed integration of Pacific Union and Seterus

DALLAS--(BUSINESS WIRE)--August 1, 2019--Mr. Cooper Group Inc. (NASDAQ: COOP) (the "Company"), which principally operates under the Mr. Cooper® and Xome® brands, reported a second quarter net loss of $(87) million, $(0.96) per diluted share, driven predominately by a net fair value mark-to-market on the MSR portfolio of $(231) million. Excluding the mark-to-market and other items, the Company reported pretax operating income of $118 million. Items excluded from operating income were $(231) million in mark-to-market, net of the add back of $26 million in fair value amortization that is included in the mark-to-market, $17 million in merger related costs, and $13 million in intangible amortization.

Chairman and CEO Jay Bray commented, “The Originations segment made a major contribution this quarter, posting record pretax profits of $118 million on record funding of $10 billion. This strong performance is the result of several years of operational focus and technology investments, as well as the Pacific Union acquisition. The Originations segment now acts as a much stronger macro hedge for our servicing operation, and we believe it will play a major role in helping us achieve our profitability and shareholder return targets.”

Chris Marshall, vice chairman and CFO added, “In addition to strong Originations results, Xome produced a significant increase in profits, reflecting the successful migration of the Assurant back-office, strong refinance-driven results in Title & Close, and third-party client wins in the Auction Exchange. We believe Xome has the potential to contribute significantly to the Company’s returns over time.”

Servicing

The Servicing segment is focused on providing a best-in-class home loan experience for our 3.8 million customers while simultaneously strengthening asset performance for investors. In the second quarter, Servicing recorded pretax loss of $(135) million primarily driven by a net fair value mark-to-market on the MSR portfolio of $(231) million. During the quarter the total servicing portfolio grew 2% quarter-over-quarter to $644 billion UPB. Servicing earned pretax operating income excluding the mark-to-market of $96 million, equivalent to a servicing margin of 6.0 bps. At quarter end, the carrying value of the MSR was $3.5 billion, equivalent to 111 bps of MSR UPB, and the original cost basis was 85 bps.

	Quarter Ended
($ in millions)	Q1'19		Q2'19
	$	BPS	$	BPS
Operational revenue	$324	22.5	$314	19.6
Amortization, net of accretion	(23)	(1.6)	(56)	(3.5)
Mark-to-market	(293)	(20.3)	(231)	(14.4)
Total revenues	8	0.6	27	1.7
Expenses	(195)	(13.6)	(189)	(11.8)
Total other income (expenses), net	1	0.1	27	1.7
Loss before taxes	(186)	(12.9)	(135)	(8.4)
Mark-to-market	293	20.3	231	14.4
Accounting items	(9)	(0.6)	—	—
Pretax operating income excluding mark-to-market and accounting items	$98	6.8	$96	6.0

	Quarter Ended
	Q1'19		Q2'19
Ending UPB ($B)	$632		$644
Average UPB ($B)	$576		$639
60+ day delinquency rate	2.4%		2.3%
Annualized CPR	8.2%		13.0%
Modifications and workouts	9,590		12,108

Originations

The Originations segment focuses on creating servicing assets at attractive margins through existing customer relationships, correspondent, and wholesale originations. Originations earned record pretax income of $118 million, up from $45 million in the prior quarter.

Mr. Cooper funded 42,933 loans in the second quarter, totaling approximately $10.0 billion UPB comprised of $3.5 billion in direct-to-consumer, $5.8 billion in correspondent, and $0.7 billion in wholesale. Funded volume increased 76% quarter-over-quarter.

	Quarter Ended
($ in millions)	Q1'19	Q2'19

Income before taxes	$45	$118

	Quarter Ended
($ in millions)	Q1'19	Q2'19
Total pull through adjusted volume	$5,960	$11,197
Funded volume	$5,716	$9,996
Refinance recapture percentage	52%	44%
Recapture percentage	28%	23%
Purchase volume as a percentage of funded volume	52%	53%

Xome

Xome provides real estate solutions including property disposition, asset management, title, close, valuation, and field services for Mr. Cooper and third-party clients. The Xome segment recorded pretax income of $7 million, or pretax operating income excluding intangible amortization of $10 million in the second quarter.

	Quarter Ended
($ in millions)	Q1'19	Q2'19
Income before taxes	$8	$7
Accounting items	(11)	—
Intangible amortization	3	3
Pretax operating income excluding intangible amortization and accounting items	$—	$10

	Quarter Ended
	Q1'19	Q2'19
Exchange property listings sold	2,421	2,645
Average exchange property listings	6,275	6,693
Services orders completed	379,585	417,510
Percentage of revenue earned from third-party customers	53%	53%

Conference Call Webcast and Investor Presentation

The Company will host a conference call on August 1, 2019 at 9:00 A.M. Eastern Time. The conference call may be accessed by dialing 855-874-2685, or 720-634-2923 internationally. Please use the participant passcode 3194207 to access the conference call. A simultaneous audio webcast of the conference call will be available in the Investor section of www.mrcoopergroup.com. A replay will also be available approximately two hours after the conclusion of the conference call by dialing 855-859-2056, or 404-537-3406 internationally. Please use the passcode 3194207 to access the replay. The replay will be accessible through August 15, 2019 at 12:00 P.M. Eastern Time.

Non-GAAP Financial Measures

The Company utilizes non-GAAP financial measures as the measures provide additional information to assist investors in understanding and assessing the Company’s and our business segments’ ongoing performance and financial results, as well as assessing our prospects for future performance. The adjusted operating financial measures facilitate a meaningful analysis and allow more accurate comparisons of our ongoing business operations because they exclude items that may not be indicative of or are unrelated to the Company’s and our business segments’ core operating performance, and are better measures for assessing trends in our underlying businesses. These notable items are consistent with how management views our businesses. Management uses these non-GAAP financial measures in making financial, operational and planning decisions and evaluating the Company’s and our business segment’s ongoing performance. Pretax operating income (loss) in the company and servicing segment eliminates the effects of mark-to-markets in fair value measurements of MSRs and their related financing liabilities for which a fair value accounting election was made. These adjustments, which can be highly volatile and material due to changes in credit markets, are not necessarily reflective of the gains and losses that will ultimately be realized by the Company. Pretax operating income (loss) in each segment also eliminates, as applicable, transition and integration costs, gains (losses) on sales of fixed assets, intangible amortization, and other adjustments based on the facts and circumstances that would provide investors a supplemental means for evaluating the Company’s core operating performance.

Forward Looking Statements

Any statements in this release that are not historical or current facts are forward looking statements, including statements regarding Originations' role in achieving profitability and shareholder return targets and Xome's significant contributions to returns. Forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Results for any specified quarter are not necessarily indicative of the results that may be expected for the full year or any future period. Certain of these risks and uncertainties are described in the "Risk Factors" section of Mr. Cooper Group's most recent annual reports and other required documents as filed with the SEC which are available at the SEC’s website at http://www.sec.gov. Mr. Cooper undertakes no obligation to publicly update or revise any forward-looking statement or any other financial information contained herein, and the statements made in this press release are current as of the date of this release only.

Financial Tables

MR. COOPER GROUP INC. AND SUBSIDIARIES UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (millions of dollars, except for earnings per share data)

	Three Months Ended March 31, 2019	Three Months Ended June 30, 2019
Revenues:
Service related, net	$377	$368
Mark-to-market	(293)	(231)
Net gain on mortgage loans held for sale	166	262
Total revenues	250	399

Total expenses	443	492

Other income (expense):
Interest income	134	162
Interest expense	(189)	(187)
Other income (expenses)	15	1
Total other income (expenses), net	(40)	(24)
Income before income tax benefit	(233)	(117)
Income tax benefit	(47)	(29)
Net loss	(186)	(88)
Net loss attributable to non-controlling interest	—	(1)
Net loss attributable to Mr. Cooper Group	$(186)	$(87)

Loss per share attributable to common stockholders:
Basic	$(2.05)	$(0.96)
Diluted	$(2.05)	$(0.96)
Weighted average shares of common stock outstanding (in thousands):
Basic	90,828	91,054
Diluted	90,828	91,054

MR. COOPER GROUP INC. AND SUBSIDIARIES UNAUDITED CONSOLIDATED BALANCE SHEETS (millions of dollars)

	March 31, 2019	June 30, 2019
Assets
Cash and cash equivalents	$181	$245
Restricted cash	339	304
Mortgage servicing rights	3,488	3,511
Advances and other receivables, net	1,147	1,000
Reverse mortgage interests, net	7,489	7,110
Mortgage loans held for sale at fair value	2,170	3,422
Mortgage loans held for investment at fair value	118	114
Property and equipment, net	112	115
Deferred tax asset	1,024	1,055
Other assets	1,578	1,529
Total assets	$17,646	$18,405

Liabilities and Stockholders' Equity
Unsecured senior notes, net	$2,461	$2,462
Advance facilities, net	578	567
Warehouse facilities, net	3,050	4,045
Payables and accrued liabilities	1,975	2,116
MSR related liabilities - nonrecourse at fair value	1,343	1,472
Mortgage servicing liabilities	90	80
Other nonrecourse debt, net	6,388	5,985
Total liabilities	15,885	16,727
Total stockholders' equity	1,761	1,678
Total liabilities and stockholders' equity	$17,646	$18,405

UNAUDITED SEGMENT STATEMENT OF OPERATIONS & EARNINGS RECONCILIATION (millions of dollars, except for earnings per share data)

	Three Months Ended for March 31, 2019
	Servicing	Originations	Xome	Corporate and Other	Elimination/ Reclassification⁽¹⁾	Consolidated

Service related, net	$8	$15	$96	$—	$(35)	$84
Net gain on mortgage loans held for sale	—	131	—	—	35	166
Total revenues	8	146	96	—	—	250
Total expenses	195	104	99	45	—	443

Other income (expense):
Interest income	115	17	—	2	—	134
Interest expense	(114)	(18)	—	(57)	—	(189)
Other expense	—	4	11	—	—	15
Total other income (expense)	1	3	11	(55)	—	(40)
Pretax (loss) income	$(186)	$45	$8	$(100)	$—	$(233)

Income tax benefit						(47)
Net loss attributable to common stockholders of Mr. Cooper Group						$(186)
Loss per share
Basic						$(2.05)
Diluted						$(2.05)

Non-GAAP Reconciliation:
Pretax (loss) income	$(186)	$45	$8	$(100)	$—	$(233)
Mark-to-market	293	—	—	—	—	293
Accounting items	(9)	—	(11)	—	—	(20)
Merger related costs	—	—	—	20	—	20
Intangible amortization	—	—	3	10	—	13
Pretax income (loss), net of notable items	$98	$45	$—	$(70)	$—	$73
Fair value amortization⁽²⁾	(25)	—	—	—	—	(25)
Pretax operating income (loss)	$73	$45	$—	$(70)	$—	$48
Income tax expense						(12)
Operating income						$36
ROTCE						8.7%

⁽¹⁾ For Servicing segment results purposes, all revenue is attributable to servicing the portfolio. Therefore, $35 of net gain on mortgage loans is moved to service related, net for the three months ended March 31, 2019. For consolidated results purposes, these amounts were reclassed to net gain on mortgage loans held for sale.

⁽²⁾ Amount represents additional amortization required under the fair value amortization method over the cost amortization method.

UNAUDITED SEGMENT STATEMENT OF OPERATIONS & EARNINGS RECONCILIATION (millions of dollars, except for earnings per share data)

	Three Months Ended for June 30, 2019
	Servicing	Originations	Xome	Corporate and Other	Elimination/ Reclassification⁽¹⁾	Consolidated

Service related, net	$27	$20	$108	$—	$(18)	$137
Net gain on mortgage loans held for sale	—	244	—	—	18	262
Total revenues	27	264	108	—	—	399
Total expenses	189	145	101	57	—	492
Other income (expense):
Interest income	136	23	—	3	—	162
Interest expense	(109)	(25)	—	(53)	—	(187)
Other expense	—	1	—	—	—	1
Total other income (expense)	27	(1)	—	(50)	—	(24)
Pretax (loss) income	$(135)	$118	$7	$(107)	$—	$(117)

Income tax benefit						(29)
Net loss						$(88)
Net loss attributable to noncontrolling interests						(1)
Net loss attributable to common stockholders of Mr. Cooper Group						$(87)
Loss per share
Basic						$(0.96)
Diluted						$(0.96)

Non-GAAP Reconciliation:
Pretax income (loss)	$(135)	$118	$7	$(107)	$—	$(117)
Mark-to-market	231	—	—	—	—	231
Merger related costs	—	—	—	17	—	17
Intangible amortization	—	—	3	10	—	13
Pretax income (loss), net of notable items	$96	$118	$10	$(80)	$—	$144
Fair value amortization⁽²⁾	(26)	—	—	—	—	(26)
Pretax operating income (loss)	$70	$118	$10	$(80)	$—	$118
Income tax expense						(29)
Operating income						$89
ROTCE						23.8%

⁽¹⁾ For Servicing segment results purposes, all revenue is attributable to servicing the portfolio. Therefore, $18 of net gain on mortgage loans is moved to service related, net for the three months ended June 30, 2019. For consolidated results purposes, these amounts were reclassed to net gain on mortgage loans held for sale.

⁽²⁾ Amount represents additional amortization required under the fair value amortization method over the cost amortization method.

Contacts

Investor Contact:
Kenneth Posner, SVP Strategic Planning and Investor Relations
(469) 426-3633
Shareholders@mrcooper.com

Media Contact:
Christen Reyenga, VP Corporate Communications
MediaRelations@mrcooper.com